Exhibit 12.1


                                        Fedders Corporation
                         Computation of Ratio of Earnings To Fixed Charges
                                   (Dollar amounts in thousands)


                                                      Years ended August 31
                                                  -----------------------------
                                                                                  Six months ended
                                                      2000          1999          February 28, 2001
                                                  ----------      --------        ------------------
Earnings:

Income (loss) from continuing
  operations before income tax                    $   30,474    $   30,989        $  (11,434)

Add:
Portion of rent representative
  of interest factor                                     549           504                194
Interest expense                                      17,900        11,208              9,652
Less:
Capitalized interest                                    (204)         (379)              (115)
                                                  -----------    ----------       ------------
Income (loss) as adjusted                             48,719        42,322             (1,703)
                                                  ===========    ==========       ============

Fixed Charges
      Interest expense                                17,900        11,208              9,652
      Portion of rent representative
        of interest factor                               549           504                194
                                                  ----------    ----------        ------------
      Fixed Charges                               $   18,449    $   11,712              9,846
                                                  ==========    ==========        ============

Ratio of Earnings to fixed charges                       2.6           3.6                  -
                                                  ==========    ==========        ============
Deficiency of earnings versus
  fixed charges                                           -             -         $    11,549
                                                  ==========    ==========        ============